Exhibit 99.1

NORTHSTAR REALTY FINANCE

ANNOUNCES SECOND QUARTER 2015 RESULTS

Second Quarter 2015 Highlights

•                  Cash available for distribution (“CAD”) of $0.45 per share.

•                  Second quarter 2015 cash dividend of $0.40 per common share.

•                  Acquired approximately $1.9 billion of predominately pan-European office properties during the second quarter 2015.

•                  Funded $1.1 billion of U.S. CRE investments in the second quarter 2015, representing approximately $560 million of invested equity.

NEW YORK, NY, August 6, 2015 - NorthStar Realty Finance Corp. (NYSE: NRF) today announced its results for the second quarter ended June 30, 2015.

Second Quarter 2015 Results

NorthStar Realty reported CAD for the second quarter 2015 of $159.3 million, or $0.45 per share. Net (loss) to common stockholders for the second quarter 2015 was $(97.5) million, or $(0.28) per diluted share.

For more information and a reconciliation of CAD to net income (loss) to common stockholders, please refer to the tables on the following pages.

David T. Hamamoto, Chairman and Chief Executive Officer, commented, “We are pleased with our solid results for the second quarter, which reflect our commitment to executing our operating strategy as we continue to build a portfolio of diversified commercial real estate assets that we expect to generate long-term, durable cash flows. Our second quarter CAD includes over $1 billion of equity invested for nearly a full quarter in high-quality, moderately leveraged pan-European office properties located in top markets. While the 8% current yield on this $1 billion of equity was effectively dilutive to second quarter CAD, particularly relative to other higher yielding investment opportunities, we firmly believe that the valuation ascribed to these cash flows as a standalone REIT will be more than twice the current overall implied cash flow multiple of NorthStar Realty.  With European REITs having outperformed the RMZ by well over 20% year-to-date, we believe that our strategy will be validated and are enthusiastic about the spin-off of NRE which remains firmly on-track for completion in the coming months.  We are also excited about our recently announced management expansion and NorthStar Realty’s long-term prospects, while our dedication to exploring all options to create and unlock future shareholder value remains unwavering.”

Investments

Europe

•                  During the second quarter 2015, NorthStar Realty acquired an approximately $1.3 billion pan-European office portfolio (the “SEB Portfolio”). The SEB Portfolio is comprised of 11 Class A office properties located across gateway cities in seven of Europe’s top markets: London, U.K.; Paris, France; Hamburg, Germany; Milan, Italy; Brussels, Belgium; Amsterdam and Rotterdam, Netherlands and Gothenburg, Sweden.

•                  During the second quarter 2015, NorthStar Realty acquired an approximately $550 million pan-European predominately office portfolio (the “Trias Portfolio”) located across eight European countries including the U.K., Germany, France, Belgium, Netherlands, Spain, Portugal and Italy.

•                  Subsequent to the second quarter 2015, NorthStar Realty acquired an approximately $600 million predominately office property (“Trianon”) located in Frankfurt, Germany.

•                  NorthStar Realty expects to earn an initial weighted average current yield of approximately 8% on its approximately $1.1 billion of invested equity in the SEB, Trias and Trianon Portfolios.

Healthcare Real Estate

•                  During the second quarter 2015, NorthStar Realty acquired an $875 million healthcare real estate portfolio consisting of 32 independent living facilities. The agreement is structured as a joint venture owned 60% by NorthStar Realty and 40% by NorthStar Healthcare Income.  NorthStar Realty expects to earn an initial current yield of approximately 11% on its approximately $150 million of invested equity.

Hotel Real Estate

•                  During the second quarter 2015, NorthStar Realty acquired a $170 million hotel portfolio consisting of nine upscale extended stay and premium branded select service hotels containing over 1,000 rooms in key New England markets. NorthStar Realty expects to earn an initial current yield of approximately 17% on its approximately $44 million of invested equity.

•                  Subsequent to the second quarter 2015, NorthStar Realty acquired a $143 million hotel portfolio consisting of three premium branded hotels containing over 800 rooms located in Miami, FL, in close proximity to the Miami International Airport. NorthStar Realty expects to earn an initial current yield of approximately 19% on its approximately $39 million of invested equity.

Opportunistic Real Estate Investments

•                  Invested $353 million to acquire limited partnership interests in three portfolios of real estate private equity funds with an initial reported net asset value of $368 million, net of distributions NorthStar Realty was entitled to prior to closing. NorthStar Realty expects to earn an initial weighted average current yield of approximately 15% on its invested equity.

NorthStar Realty Total Assets

•                  Assets as of June 30, 2015 totaled approximately $20.0 billion, including assets of deconsolidated CDOs and investments that NorthStar Realty acquired or committed to acquire subsequent to the second quarter 2015.

•                  Approximately 86% of the $20.0 billion of total assets are comprised of direct and indirect ownership interests in real estate, or approximately 83% excluding the European real estate assets expected to be contributed to NRE (as discussed below).

Supplemental Disclosure

•                  Please refer to the supplemental presentation that will be posted on NorthStar Realty’s website, www.nrfc.com, which provides substantial additional details regarding NorthStar Realty’s investments.

Liquidity, Financing and Capital Markets Highlights

Corporate Debt

•                  Subsequent to the second quarter 2015, NorthStar Realty completed a private offering of $340 million aggregate principal amount of NorthStar Realty Europe’s 4.625% senior stock-settlable notes due December 2016, which includes $40 million purchased by the underwriters in connection with the exercise of their over-allotment option.

Common Equity

•                  During the second quarter 2015, NorthStar Realty received net proceeds of $531 million from 30.5 million shares of its common stock through the existing forward sale agreement. As of August 4, 2015, 14.25 million shares of common stock remain available to be drawn through the forward sale agreement for aggregate net proceeds of $246 million.

Liquidity as of August 4, 2015

$ in millions

Unrestricted cash	$290
Remaining proceeds subject to a forward sale agreement	246
Undrawn corporate revolving credit facility	200
Undrawn corporate term facility (1)	75
Total potential liquidity	$811

(1) Amount subject to entering into additional term loans under the terms of the UBS facility.

Stockholders’ Equity

Common shares, LTIPs and RSUs not subject to performance hurdles, outstanding

Amounts in millions

Weighted average for Q2’15	357.3

Total outstanding as of August 4, 2015	369.0

Potential Additional Shares
Common shares underlying remaining exchangeable notes	2.6
Common shares remaining subject to a forward sale agreement	14.3
Grand total	385.9

Earnings Conference Call

NorthStar Realty will host a conference call to discuss second quarter 2015 financial results on August 6, 2015, at 9:00 a.m. Eastern time.  Hosting the call will be David Hamamoto, Chairman and Chief Executive Officer; Albert Tylis, President; Daniel Gilbert, Chief Investment and Operating Officer; and Debra Hess, Chief Financial Officer.

The call will be webcast live over the Internet from NorthStar Realty’s website, www.nrfc.com, and will be archived on the Company’s website.  The call can also be accessed live over the phone by dialing 877-876-9175, or for international callers, by dialing 785-424-1668, and using passcode 1628092.

A replay of the call will be available two hours after the call through Wednesday, August 12, 2015 by dialing 888-203-1112 or, for international callers, 719-457-0820, using pass code 1628092.

About NorthStar Realty Finance Corp.

NorthStar Realty Finance Corp. is a diversified commercial real estate company that is organized as a REIT.  NorthStar Realty has announced a plan to spin-off its European real estate business into a separate publicly-traded REIT. NorthStar Realty is managed by an affiliate of NorthStar Asset Management Group Inc. (NYSE: NSAM), a global asset management firm. For more information about NorthStar Realty Finance Corp., please visit www.nrfc.com.

On February 26, 2015, NorthStar Realty announced that its board of directors unanimously approved a plan to spin-off its European real estate business into a newly-formed publicly-traded REIT, NorthStar Realty Europe Corp., or NRE, expected to be initially listed on the NYSE. Currently, NorthStar Realty has acquired approximately $2.6 billion of European real estate (excluding European healthcare assets) comprised of 52 properties spanning across some of Europe’s top markets that will be contributed to NRE upon the completion of the proposed European spin-off. An affiliate of NorthStar Asset Management Group Inc. (NYSE: NSAM) will manage NRE pursuant to a long-term management agreement substantially consistent with NorthStar Realty’s existing management agreement with NSAM. The proposed spin-off is expected to be completed in the second half of 2015. For further details related to the spin-off, please refer to the Investor Presentation posted on NorthStar Realty’s website, www.nrfc.com.

NorthStar Realty Finance Corp.

Consolidated Statements of Operations

($ in thousands, except per share and dividends data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015(1)	2014(1)	2015(1)	2014(1)

Property and other revenues
Rental and escalation income	$211,785	$77,931	$378,294	$146,101
Hotel related income	206,130	22,526	374,857	22,526
Resident fee income	65,833	15,060	129,206	15,060
Other revenue	3,806	3,840	7,288	6,579
Total property and other revenues	487,554	119,357	889,645	190,266
Net interest income
Interest income	59,509	75,867	125,146	154,546
Interest expense on debt and securities	2,202	3,106	4,402	6,389
Net interest income on debt and securities	57,307	72,761	120,744	148,157

Expenses
Management fee, related party	51,744	—	99,975	—
Other interest expense	126,028	44,880	239,547	83,913
Real estate properties — operating expenses	235,960	50,957	440,130	72,915
Other expenses	3,603	868	5,436	1,644
Transaction costs	106,521	31,650	121,239	39,760
Provision for (reversal of) loan losses, net	284	833	767	2,719
General and administrative expenses
Salaries and related expense	1,938	17,392	5,693	20,720
Equity-based compensation expense(2)	7,705	7,879	18,535	11,784
Other general and administrative expenses	5,490	3,580	8,890	8,102
Total general and administrative expenses	15,133	28,851	33,118	40,606
Depreciation and amortization	127,808	33,672	237,534	60,721
Total expenses	667,081	191,711	1,177,746	302,278
Other income (loss)
Unrealized gain (loss) on investments and other	(18,438)	(56,605)	(54,469)	(198,945)
Realized gain (loss) on investments and other	(2,721)	(320)	12,203	(45,832)
Gain (loss) from deconsolidation of N-Star CDOs	—	(34,778)	—	(31,423)
Income (loss) before equity in earnings (losses) of unconsolidated ventures and income tax benefit (expense)	(143,379)	(91,296)	(209,623)	(240,055)
Equity in earnings (losses) of unconsolidated ventures	57,736	33,958	111,379	67,936
Income tax benefit (expense)	1,290	(2,578)	(374)	(4,764)
Income (loss) from continuing operations	(84,353)	(59,916)	(98,618)	(176,883)
Income (loss) from discontinued operations(2)	11	(572)	—	(6,711)
Net income (loss)	(84,342)	(60,488)	(98,618)	(183,594)
Net (income) loss attributable to non-controlling interests	7,900	2,512	11,633	6,248
Preferred stock dividends	(21,060)	(15,590)	(42,119)	(31,181)
Net income (loss) attributable to NorthStar Realty Finance Corp. common stockholders	$(97,502)	$(73,566)	$(129,104)	$(208,527)

Earnings (loss) per share:
Income (loss) per share from continuing operations	$(0.28)	$(0.42)	$(0.39)	$(1.21)
Income (loss) per share from discontinued operations	—	—	—	(0.04)
Basic	$(0.28)	$(0.42)	$(0.39)	$(1.25)
Diluted	$(0.28)	$(0.42)	$(0.39)	$(1.25)

Weighted average number of shares:(3)
Basic	352,985,900	174,180,959	330,883,972	167,385,527
Diluted	355,177,132	178,190,300	333,044,821	171,531,801

Dividends declared per share of common stock(3)	$0.40	$0.50	$0.80	$1.00

(1)

The consolidated financial statements for the three and six months ended June 30, 2015 represent the Company’s results of operations following the spin-off of the Company’s historical asset management business on June 30, 2014. Periods prior to June 30, 2014 present a carve-out of the Company’s historical financial information including revenues and expenses allocated to NSAM related to the Company’s historical asset management business. As a result, results of operations for the three and six months ended June 30, 2015 may not be comparable to the Company’s results of operations reported for the prior periods presented.

(2)	The three and six months ended June 30, 2014 includes $8.0 million and $13.7 million, respectively, of equity-based compensation recorded in discontinued operations.
(3)

The three and six months ended June 30, 2014 is adjusted for the one-for-two reverse stock split completed on June 30, 2014. The dividend per share for the three and six months ended June 30, 2015 represents the dividend declared subsequent to the spin-off of NSAM.

NorthStar Realty Finance Corp.

Consolidated Balance Sheets

($ in thousands)

	June 30, 2015	December 31,
	(Unaudited)	2014

Assets
Cash and cash equivalents	$275,064	$296,964
Restricted cash	353,515	395,056
Operating real estate, net	12,866,471	10,301,292
Real estate debt investments, net	853,446	1,067,667
Investments in private equity funds, at fair value	1,234,588	962,038
Investments in unconsolidated ventures	194,067	207,777
Real estate securities, available for sale	828,107	878,514
Receivables, net	95,205	111,358
Receivables, related parties	7,047	3,158
Unbilled rent receivable, net	34,540	16,404
Derivative assets, at fair value	11,804	3,247
Deferred costs and intangible assets, net	969,232	812,583
Assets of properties held for sale	18,219	29,012
Other assets	179,433	241,286
Total assets(1)	$17,920,738	$15,326,356

Liabilities
Mortgage and other notes payable	$10,245,784	$8,535,863
CDO bonds payable, at fair value	381,470	390,068
Securitization bonds payable	—	41,823
Credit facilities	850,903	732,780
Exchangeable senior notes	31,568	41,762
Junior subordinated notes, at fair value	207,255	215,172
Accounts payable and accrued expenses	176,570	188,330
Due to related party	52,688	47,430
Escrow deposits payable	21,407	67,750
Derivative liabilities, at fair value	47,971	17,915
Liabilities of properties held for sale	12,290	28,962
Other liabilities	370,905	304,845
Total liabilities(2)	12,398,811	10,612,700

Commitments and contingencies
Equity
NorthStar Realty Finance Corp. Stockholders’ Equity
Preferred stock, $986,640 aggregate liquidation preference as of June 30, 2015 and December 31, 2014	939,118	939,118
Common stock, $0.01 par value, 500,000,000 shares authorized, 364,857,251 and 301,684,041 shares issued and outstanding as of June 30, 2015 and December 31, 2014, respectively	3,649	3,017
Additional paid-in capital	5,916,214	4,827,419
Retained earnings (accumulated deficit)	(1,823,024)	(1,422,399)
Accumulated other comprehensive income (loss)	60,008	49,540
Total NorthStar Realty Finance Corp. stockholders’ equity	5,095,965	4,396,695
Non-controlling interests	425,962	316,961
Total equity	5,521,927	4,713,656
Total liabilities and equity	$17,920,738	$15,326,356

(1) Assets of consolidated VIEs included in the total assets above:
Restricted cash	$19,492	$4,601
Operating real estate, net	14,838	7,137
Real estate debt investments, net	24,857	25,325
Real estate securities, available for sale	446,505	463,050
Receivables	2,221	2,304
Other assets	423	242
Total assets of consolidated VIEs	$508,336	$502,659

(2) Liabilities of consolidated VIEs included in the total liabilities above:
CDO bonds payable, at fair value	$381,470	$390,068
Accounts payable and accrued expenses	1,309	1,761
Derivative liabilities, at fair value	12,821	17,707
Other liabilities	1,159	1,784
Total liabilities of consolidated VIEs	$396,759	$411,320

Non-GAAP Financial Measure

Included in this press release is Cash Available for Distribution, or CAD, a certain “non-GAAP financial measure”, which measures NorthStar Realty’s historical or future financial performance that is different from measures calculated and presented in accordance with accounting principles generally accepted in the United States, or U.S. GAAP, within the meaning of the applicable Securities and Exchange Commission, or SEC, rules.  NorthStar Realty believes this metric can be a useful measure of its performance which is further defined below.

Cash Available for Distribution (CAD)

We believe that CAD provides investors and management with a meaningful indicator of operating performance. Management also uses CAD, among other measures, to evaluate profitability. We also believe that CAD is useful because it adjusts for a variety of cash (such as transaction costs and cash flow related to N-Star CDO equity interests) and non-cash items (such as depreciation and amortization, equity-based compensation, realized gain (loss) on investments, provision for loan losses, asset impairment; bad debt expense and non-cash interest income and expense items). We adjust for transaction costs because these costs are not a meaningful indicator of our recurring operating performance.  For instance, these transaction costs include costs such as professional fees associated with new investments, which are non-recurring expenses related to specific transactions.  We also adjust for the cash flow related to N-Star CDO equity interests which represents the net interest generated from the N-Star CDO equity interests.  This net interest is a component of our ongoing return on its investment, and therefore, is adjusted in CAD as it provides investors and management with a meaningful indicator of our recurring operating performance.  Furthermore, CAD adjusts N-Star CDO bond discounts to record such investments on an effective yield basis over the expected weighted average life of the investment.  N-Star CDO bond discounts relates to repurchased CDO bonds of consolidated CDO financing transactions at a discount to par. These CDO bonds typically have a low interest rate and the majority of the return is generated from repurchasing the CDO bonds at a discount to expected recovery value.  Because the return generated through the accretion of the discount is a meaningful contributor to our recurring operating performance, such accretion is adjusted in CAD.  The computation for the accretion of the discount under U.S. GAAP and CAD is the same.  However, for CDO financing transactions that are consolidated under U.S. GAAP, the CDO bonds are not presented as an investment but rather are eliminated in our consolidated financial statements. In addition, we adjust for distributions and adjustments to joint venture partners which represent the net return generated from our investments allocated to our non-controlling interests. For our owned hotels, our CAD calculation is equivalent to earnings before interest, taxes, depreciation and amortization (EBITDA), the hotel industry standard metric, which does not make an adjustment for FF&E reserves. CAD may fluctuate from period to period based upon a variety of factors, including, but not limited to, the timing and amount of investments, repayments and asset sales, capital raised, use of leverage, changes in the expected yield of investments and the overall conditions in commercial real estate and the economy generally. Management also believes that quarterly distributions are principally based on operating performance and our board of directors includes CAD as one of several metrics it reviews to determine quarterly distributions to stockholders.

We calculate CAD by subtracting from or adding to net income (loss) attributable to common stockholders, non-controlling interests and the following items: depreciation and amortization items including depreciation and amortization, straight-line rental income or expense (excluding amortization of rent free periods), amortization of above/below market leases, amortization of deferred financing costs, amortization of discount on financings and other and equity-based compensation; cash flow related to N-Star CDO equity interests; accretion of consolidated N-Star CDO bond discounts; non-cash net interest income in consolidated N-Star CDOs; unrealized gain (loss) from the change in fair value; realized gain (loss) on investments and other, excluding accelerated amortization related to sales of CDO bonds or other investments; provision for loan losses, net; impairment on depreciable property; bad debt expense; deferred tax benefit (expense); acquisition gains or losses; distributions and adjustments related to joint venture partners; transaction costs; foreign currency gains (losses); impairment on goodwill and other intangible assets; gains (losses) on sales; and one-time events pursuant to changes in U.S. GAAP and certain other non-recurring items.  For example, CAD has been adjusted to exclude non-recurring gain (loss) from deconsolidation of certain N-Star CDOs.  These items, if applicable, include any adjustments for unconsolidated ventures.

CAD should not be considered as an alternative to net income (loss), determined in accordance with U.S. GAAP, as an indicator of operating performance.  In addition, our methodology for calculating CAD may differ from the methodologies used by other comparable companies, including other REITs, when calculating the same or similar supplemental financial measures and may not be comparable with these companies.

NorthStar Realty urges investors to carefully review the U.S. GAAP financial information included as part of the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and quarterly earnings releases.

The following table presents a reconciliation of CAD to net income (loss) attributable to common stockholders for the three and six months ended June 30, 2015 (dollars in thousands):

Reconciliation of Cash Available for Distribution

(Amount in thousands except per share data)

	Three Months Ended	Six Months Ended
	June 30, 2015	June 30, 2015

Net income (loss) attributable to common stockholders	$(97,502)	$(129,104)
Non-controlling interests	(7,900)	(11,633)

Adjustments:
Depreciation and amortization items (1)	153,182	283,633
N-Star CDO bond discounts (2)	2,741	5,179
Non-cash net interest income in consolidated N-Star CDOs	(11,124)	(19,467)
Unrealized (gain) loss from fair value adjustments / Provision for loan losses, net	15,712	49,179
Realized (gain) loss on investments	4,370	2,673
Distributions / adjustments to joint venture partners	(11,524)	(19,977)
Transaction costs and other (3)	111,370	135,337

CAD	$159,325	$295,820

CAD per share (4)	$0.45	$0.89

(1)         The three months ended June 30, 2015 includes depreciation and amortization of $128.5 million (including $0.7 million related to unconsolidated ventures), straight-line rental income of $(7.7) million, amortization of above/below market leases of $3.3 million, amortization of deferred financing costs of $15.3 million, amortization of discount on financings and other of $6.2 million and amortization of equity based compensation of $7.7 million. The six months ended June 30, 2015 includes depreciation and amortization of $238.9 million (including $1.4 million related to unconsolidated ventures), straight-line rental income of $(15.6) million, amortization of above/below market leases of $6.0 million, amortization of deferred financing costs of $28.9 million, amortization of discount on financings and other of $7.0 million and amortization of equity based compensation of $18.5 million.

(2)         For CAD, realized discounts on CDO bonds are accreted on an effective yield basis based on expected maturity. For CDOs that were deconsolidated, CDO bond accretion is included in net income attributable to common stockholders from the date of deconsolidation.

(3)         The three months ended June 30, 2015 includes $106.5 million of transaction costs primarily related to costs associated with the acquisition of $1.9 billion of pan-European primarily office portfolios, $12.2 million of cash flow related to N-Star CDO equity interests, $(8.3) million of deferred tax expense and $1.0 million of bad debt expense and one-time items. The six months ended June 30, 2015 includes $121.2 million of transaction costs, $20.9 million of cash flow related to N-Star CDO equity interests, $(8.6) million of deferred tax expense and $1.8 million of bad debt expense and one-time items.

(4)         CAD per share does not take into account any potential dilution from our outstanding exchangeable notes or restricted stock units subject to performance metrics not currently achieved.

Safe Harbor Statement

This press release contains certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward looking statements are generally identifiable by use of forward looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “project,” “predict,” “hypothetical,” “continue,” “future” or other similar words or expressions. Forward looking statements are not guarantees of performance and are based on certain assumptions, discuss future expectations, describe plans and strategies, contain projections of results of operations or of financial condition or state other forward looking information. Such statements include, but are not limited to, our ability to complete the spin-off of our European real estate business, which we announced we are exploring on February 26, 2015, within the expected timing or at all: the risks relating to the spin-off of our European real estate business (excluding our European healthcare assets) and operating our existing company and our European real estate business as separate companies; our ability to realize the benefits of the European spin-off, including cap rate compression, multiple expansion, the target leverage profile, and lower cost of capital; whether the cash flow valuation generated on our European real estate business (excluding our European healthcare assets) will be more than twice our overall implied cash flow multiple, or higher at all; whether NorthStar Realty Europe Corp. will outperform the RMZ by 20%, or at all; the long-term growth prospects of our business in the United States, as well as the proposed spin-off of our European real estate business (excluding our European healthcare assets); the resulting effects of becoming an externally managed company, including the payment of substantial fees to our manager, NorthStar Asset Management Group Inc. (NSAM), the allocation of investments by our manager among us and NSAM’s other managed companies, and various conflicts of interest in our relationship with NSAM; the performance of our real estate portfolio generally; our ability to maintain dividend payments, at current or anticipated levels, or at all; the diversification of our portfolio; our ability to close on our recent commitments to acquire real estate investments; our liquidity and financial flexibility, including the timing and amount of borrowings under our revolving credit facility and facility agreement; our ability to comply with the required affirmative and negative covenants, including the financial covenants; the anticipated strength and growth of our business; our ability to build a portfolio of diversified commercial real estate assets that can generate long-term durable cash flows; the impact of changes to our cost of capital, including on our ability to make accretive investments; NSAM’s ability to source and consummate attractive investment opportunities on our behalf, both domestically and internationally; whether we will realize any potential upside in our limited partnership interests in real estate private equity funds or any appreciation above our original cost basis of our real estate portfolio; the equity and debt mix of our real estate portfolio, including any concentration of European investments; the performance of our investments relative to our expectations and the impact on our actual return on invested equity, as well as the cash generated from these investments and available for distribution; our ability to generate attractive risk-adjusted total returns; whether we will produce higher cash available for distribution (CAD) per share in the coming quarters, or ever; the impact of economic conditions on the borrowers of the commercial real estate debt we originate and acquire the commercial mortgage loans underlying the commercial mortgage backed securities in which we invest, as well as on the tenants/operators of our real property that we own; our ability to realize the value of the bonds we have purchased and retained in our CDO financing transactions and other securitized financing transactions and our ability to complete securitized financing transactions on terms that are acceptable to us, or at all; our ability to meet various coverage tests with respect to our CDOs; our dividend yield; the size and timing of offerings or capital raises; the ability to opportunistically participate in commercial real estate refinancings; the ability to capitalize on attractive investment opportunities and enhance shareholder value; any failure in our due diligence to identify all relevant facts in our underwriting process or otherwise; credit rating downgrades; tenant/operator or borrower defaults or bankruptcy; adverse economic conditions and the impact on the commercial real estate industry; our use of leverage; our ability to obtain mortgage financing on our real estate portfolio; the effect of economic conditions on the valuations of our investments; illiquidity of properties in our portfolio; our ability to manage our costs in line with our expectations and the impact on our CAD; environmental compliance costs and liabilities; effect of regulatory actions, litigation and contractual claims against us and our affiliates, including the potential settlement and litigation of such claims; competition for investment opportunities; our ability to comply with domestic and international laws or regulations governing various aspects of our business; regulatory requirements with respect to our business and the related cost of compliance; changes in laws or regulations governing various aspects of our business; competition for qualified personnel, including our ability to retain key personnel; the loss of our exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended; failure to maintain effective internal controls; compliance with the rules governing real estate investment trusts; and the factors described in Item 1A. of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, under the heading “Risk Factors.”

The foregoing list of factors is not exhaustive. All forward looking statements included in this press release are based upon information available to us on the date hereof and we are under no duty to update any of the forward looking statements after the date of this report to conform these statements to actual results.

Factors that could have a material adverse effect on our operations and future prospects are set forth in “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014. The factors set forth in the Risk Factors section and otherwise described in our filings with United States Securities and Exchange Commission could cause our actual results to differ significantly from those contained in any forward looking statement contained in this press release.

Contact:

Investor Relations

Joe Calabrese

(212) 827-3772